Execution Version

JOINDER TO SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by Tasman RSA Holdings (Pty) Ltd (the “Joining Party”) in relation with the Uramin-Lukisa JV Company Shareholders’ Agreement dated September 11, 2007 (the “Shareholders’ Agreement”) among Lukisa Invest 100 (Pty) Ltd, Uramin Inc. and Uramin-Lukisa JV Company (Pty) Ltd, as the same may be amended from time to time. Capitalized terms used, but not defined herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders’ Agreement with effect from the date that the Joining Party unconditionally acquired all of the ordinary shares held by Uramin Inc. in Uramin-Lukisa JV Company (Pty) Ltd (“Completion Date”) and all of the rights and obligations of Uramin Inc. thereunder shall be assigned to the Joining Party as if it had executed the Shareholders’ Agreement on the Completion Date, provided that the Joining Party shall not be liable for any obligations which Uramin Inc. has failed to fulfill prior to the Completion Date. On this basis, the Joining Party hereby agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement in the place and stead of Uramin Inc. with effect from the Completion Date.

Peninsula Energy Inc. hereby irrevocably guarantees in favour of Lukisa the fulfillment by the Joining Party of its obligations in terms of the Shareholders’ Agreement.

The other parties to this Joinder Agreement agree with the terms set out in this Joinder Agreement.

Notwithstanding anything to the contrary contained in this Joinder Agreement, the parties agree that this Joinder Agreement will only come into effect on the Completion Date and is subject to the fulfillment of the suspensive condition that the Share Purchase Agreement entered into among the Joining Party, Uramin Inc. and Peninsula Energy Ltd in terms of which, inter alia, Uramin agrees to sell to the Joining Party its shares in Uramin-Lukisa JV Company (Pty) Ltd, comes unconditionally into full force and effect (other than any condition that this Joinder Agreement comes into full force and effect).

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: December 18, 2013

TASMAN RSA Holdings (Pty) Ltd ((which previous name was Paxocube (Pty) Ltd) (the “Joining Party”)

By:
Name: Mr. Glenn BLACK

Title: Authorized Representative

Lukisa Invest 100 (Pty) Ltp

By:
Name: Mr. Tefo MALOISANE

Title: Director

Uramin-Lukisa JV Company (Pty) Ltd

By:
Name: Mr. Yves GUENON

Title: Director

Uramin Inc.

By:
Name: Mr. Yves GUENON

Title: Director

Peninsula Energy Ltd

By:
Name: Mr. Glenn BLACK

Title: Authorized Representative

Domicilium for notices:

For Tasman RSA Holdings (Pty) Ltd
c/o Geoconsult Internation (Pty) Ltd
Address: Suite 15 and 16, Block 3, Bergzicht
Office Park, cnr Christiaan de Wet Avenue and
Rooibok Street,
Allen’s Nek, Gauteng, South Africa
Attn: c/o Chief Executive Office, Goo-Consult
International (Pty) Ltd
Fax:+ 27 (0)11 475 0374
Email: info@geoconsult.co.za

And also to

Peninsula Energy (Pty) Ltd
Address: The Company Secretary, Suite 17,
Level 2, 100 Railway Road,
Subiaco Western Australia 6008
Att: The Company Secretary
Fax: +61 (08) 9381 5064
Email: ts@pel.net.au

For Peninsula Energy (Pty) Ltd
Address: The Company Secretary, Suite 17,
Level 2, 100 Railway Road,
Subiaco Western Australia 6008
Att: The Company Secretary
Fax: +61 (08) 9381 5064
Email: ts@pel.net.au